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                                                                     Exhibit 5.1

                                 March 17, 1998


Board of Directors
El Paso Energy Corporation
1001 Louisiana
Houston, Texas 77002

El Paso Energy Capital Trust I
c/o El Paso Energy Corporation
1001 Louisiana
Houston, Texas 77002

Ladies and Gentlemen:

                 We have acted as counsel to El Paso Natural Gas Company, a Delaware corporation doing business as El Paso Energy Corporation (the "Company"), and El Paso Energy Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with (i) the creation of the Trust; (ii) the preparation of a shelf Registration Statement on Form S-3 (Registration No. 333-42713) filed by the Company and the Trust with the Securities and Exchange Commission (the "SEC") (such Registration Statement, as amended, the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended, among other securities, Trust Convertible Preferred Securities (the "Preferred Securities") of the Trust, Subordinated Convertible Debentures (the "Subordinated Debentures") of the Company, common stock of the Company (the "Common Stock") and the guarantee of the Company pursuant to the Trust Preferred Securities Guarantee Agreement (the "Guarantee"); and (iii) the preparation of a prospectus supplement in connection with the issuance of up to 7,200,000 4 3/4% to the Preferred Securities (including 700,000 4 3/4% Preferred Securities subject to the underwriters' over-allotment option), up to $370,800,000 principal amount of 4 3/4% Subordinated Debentures and the Guarantee in respect of such 7,200,000 4 3/4% Preferred Securities (the "Prospectus Supplement").

                 In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, as amended to the date hereof, including the form of prospectus included therein and the documents incorporated by reference therein, and the Prospectus Supplement dated March 12, 1998 (the "Supplement");
(ii) the Certificate of Trust (the "Certificate of Trust") filed with the Secretary of State of the State of Delaware on December 11, 1997; (iii) the Amended and Restated Declaration of Trust dated as of March 16, 1998 (the "Declaration"); (iv) the Guarantee dated as of March 17, 1998; (v) the Subordinated Debenture; and (vi) the Subordinated Indenture, dated as of March 1, 1998, and the
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El Paso Natural Gas Company
El Paso Energy Capital Trust I
March __, 1998
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First Supplemental Indenture thereto, dated March 17, 1998 (collectively, the
"Indenture"), between the Company and The Chase Manhattan Bank, as trustee. We have also examined originals or copies, certified, or otherwise identified to our satisfaction, of such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                 In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In conducting our examination of documents executed by parties other than the Company or the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that, except as set forth in paragraphs (4) and
(5) below, such documents constitute valid and binding obligations of such parties. We have assumed that the Declaration, the 7,200,000 4 3/4% Preferred Securities, the Guarantee in respect of such 4 3/4% Preferred Securities, the $370,800,000 principal amount of 4 3/4% Subordinated Debentures and the Indenture, when executed, will be executed in substantially the form reviewed by us. In addition, we have assumed the receipt by each person to whom a 4 3/4% Preferred Security is to be issued by the Trust (collectively, the "Preferred Security Holders") of a certificate for such Preferred Security or of a global certificate by the Depository Trust Company, acting as agent, and the payment for the Preferred Security so acquired, in accordance with the Declaration and the Registration Statement, and that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Declaration and the Registration Statement. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of the Company, the Trust, and others.

                 Based upon and subject to the foregoing and to other qualifications and limitations set forth herein, we are of the opinion that:

         1. When the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, duly executed and delivered, the $370,800,000 principal amount of 4 3/4% Subordinated Debentures, when duly executed, authenticated, issued and delivered in accordance with the Indenture and delivered and paid for as contemplated by the Registration Statement, will be valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may
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El Paso Natural Gas Company
El Paso Energy Capital Trust I
March __, 1998
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be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         2. The Guarantee in respect of the 7,200,000 4 3/4% Preferred Securities, when duly executed, authenticated, issued and delivered by the parties thereto as contemplated in the Guarantee and the Registration Statement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         3. The shares of Common Stock issuable upon conversion of the 7,200,000 4 3/4% Preferred Securities and the $370,800,000 principal amount of 4 3/4% Subordinated Debentures have been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion in accordance with the terms of the Declaration and the Indenture, will be validly issued, fully-paid and nonassessable.

         The opinions set forth above are limited in all respects to the federal laws of the United States of America, the Delaware Business Trust Act, the Delaware General Corporation Law and the laws of the States of Texas and New York.

         We hereby consent to the reference to us under the caption "Legal Matters" in the Prospectus dated March 4, 1998 and in the Supplement which form a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                                        Very truly yours,

                                        /s/ Andrews & Kurth